EXHIBIT 14.1
Code of Business Conduct
for
Cadence Design Systems, Inc.
and all of its Subsidiaries Worldwide

Introduction
Cadence’s business success is directly linked to its integrity in dealing with customers, suppliers, employees and governments. In order to be valued, we must be trusted. The highest order of ethical conduct has and continues to be the very foundation of our enterprise. The following statement of business philosophy and objectives applies to all facets of Cadence’s business. This Code of Business Conduct (this “Code”) provides firm, uncompromising standards for each of us in our dealings with agents, customers, suppliers, political entities and others.
Adherence to this Code is the responsibility of each member of the Board of Directors (the “Board”), officer and employee (individually, a “Cadence Person”; collectively, “Cadence Personnel”) and is a condition of continued service or employment. Every director, officer and employee is to comply with this Code, to raise questions when in doubt about the best course of action, and to report possible misconduct promptly after becoming aware of it. Unless a particular provision of this Code directs otherwise, employees are to raise questions with their supervisor, the Human Resources Department, or the Office of the General Counsel.
Executive officers are to contact the General Counsel, and members of the Board are to contact the chair of the Corporate Governance and Nominating Committee. If the person at issue is the General Counsel, executive officers are to contact the chair of Corporate Governance and Nominating Committee; if the person at issue is the chair of this committee, members of the Board are to contact another member of the committee.
Information about how to report possible misconduct is set forth under “Compliance” below.
In addition to the principles discussed here, there are specific policies and procedures that apply when dealing with financial matters, proprietary information, and employment and other issues. Cadence Personnel are to familiarize themselves with these policies and guidelines as well, all of which are explained in Cadence’s Policies & Procedures Manual. When we refer to “Cadence” below, we are referring to Cadence and its subsidiaries collectively.
Compliance with Laws
It is Cadence’s policy to conduct its business in accordance with all applicable laws, rules and regulations wherever Cadence does business. Cadence expects all Cadence Personnel to carry out their responsibilities on behalf of Cadence in accordance with the law and to refrain from illegal conduct.
No individual is expected to know the details of all applicable laws, but individuals have an obligation to be knowledgeable about specific laws, rules and regulations that apply to their areas of responsibility. To the extent that provisions of local law are more restrictive than this Code, Cadence Personnel are to follow the more restrictive provisions. To the extent any provision of this Code is expressly prohibited by the laws of a particular jurisdiction in which Cadence does business, the laws of that jurisdiction will prevail within that jurisdiction. Individuals who have questions about whether particular circumstances may involve illegal conduct, or about specific laws that may apply to their activities, are to contact the Office of the General Counsel.
Integrity and Confidentiality of Assets and Information
Confidential Information — Cadence assets are more than physical plants and equipment. They include technology and concepts, valuable ideas, trade secrets, and business and product plans, as well as other information about our businesses. Cadence Personnel have a responsibility to protect the confidentiality of all information they receive, from whatever source, while employees or directors of Cadence. This includes information received from or relating to third parties with which Cadence has or is contemplating a relationship, such as suppliers, customers or affiliates. All Cadence Personnel must protect the confidentiality of confidential information, use this information only for business purposes, and limit the dissemination of confidential information to those (both inside and outside Cadence) who have a need to know the information for business purposes. Confidential information received from third parties is to be used only for the specific purpose for which it was disclosed and handled consistent with the terms of any applicable nondisclosure agreement.
Protection and Proper Use of Company Assets — Cadence Personnel have a responsibility to protect Cadence’s assets from damage, destruction, theft or unauthorized use.
Accurate Reporting and Public Disclosure — Our integrity as a company depends upon the integrity of each Cadence Person. As a result, it is imperative that all reports of any kind (including customer billing, time reported, expense reports, hours worked, sales reports, etc.) be completed accurately and honestly. Dishonesty or intentional inaccuracy in reporting expenses or hours worked is not only a violation of Cadence policy, it is illegal. Additional information about the responsibility to keep accurate books and records is set forth under “Business and Accounting Practices” below.
Cadence Personnel are responsible for the accurate and complete reporting of financial information within their respective areas of responsibility and for the timely notification to the Vice President responsible for their organization of significant transactions, trends and other financial or non-financial information that may be material to Cadence. Reports and documents that Cadence files with or furnishes to the Securities and Exchange Commission, and/or any other statutory body, and other public communications, should contain full, fair, accurate, timely and understandable disclosure.
Projections of future performance are to be provided only by senior management. All inquiries from securities or financial analysts or brokers involving requests for specific or detailed company information are to be directed to the Chief Financial Officer or the Vice President of Investor Relations.
Employee Information — Cadence only collects, uses and maintains employee information that is required for business or legal reasons. Cadence provides employees access to their personnel files. Cadence does not release employee information without the approval of the employee affected except to verify employment or to satisfy legitimate investigatory or legal requirements.
Conflicts of Interest
A conflict of interest is any activity or interest that is inconsistent with or opposed to, or appears to be inconsistent with or opposed to, the best interests of Cadence. This may include an activity or interest of a family member or an organization with which a Cadence Person has a significant relationship. The following are examples of conflicts of interest to be avoided:
•	Interests in Other Businesses — Circumstances in which Cadence Personnel have a direct or indirect financial interest in a transaction to which Cadence is a party or any present customer, competitor or supplier that could cause divided loyalty or the appearance of divided loyalty.

•	Moonlighting — Cadence expects employees to devote their full business time and attention to Cadence. Therefore, employees are not to engage in outside work either for their own account (e.g., as a consultant) or for any third party without prior written approval from the Human Resources Department or the Office of the General Counsel. Under no circumstances is outside employment by any employee to lessen his or her interest in, or efficiency, alertness or productivity with respect to, Cadence.

•	Gifts and Other Gratuities — No Cadence Person or family member of a Cadence Person is to accept material gifts or gratuities or other favored treatment from any person associated with a present or prospective customer, competitor or supplier of Cadence. Good judgment is to be exercised in the acceptance of business gifts, lunches, dinners and entertainment. These activities must be consistent with company policies and for the express purpose of enhancing a business relationship. Similarly, no Cadence Person is to give money or gifts of material value to a customer, prospective customer, competitor or supplier if it reasonably could be viewed as being done to gain an unfair business advantage. If you are uncertain whether a gift is questionable or improper, consult with the Office of the General Counsel or your supervisor.

•	Family — No Cadence Person is to conduct business involving Cadence with a person to whom he or she is related by blood or marriage, or a business organization in which an individual to whom such Cadence Person is related by blood or marriage has a significant or controlling interest.

•	Loans — Cadence is not to extend credit to any of its executive officers or directors if the extension of credit would violate applicable law or regulations.
A conflict of interest or potential conflict of interest may be resolved or avoided if it is appropriately disclosed and approved. In some instances, disclosure may not be sufficient and Cadence may require that the conduct in question be stopped or that actions taken be reversed where possible. Any situation, transaction or relationship that may give rise to an actual or potential conflict of interest must be disclosed to the Office of the General Counsel. Executive officers are to report actual or potential conflicts to the General Counsel (who will convey the information to the Corporate Governance and Nominating Committee for its determination), and members of the Board of Directors are to report actual or potential conflicts to the chair of the Corporate Governance and Nominating Committee (the chair of this committee is to contact a disinterested member of the committee if the chair is the person with the actual or potential conflict of interest).
Corporate Opportunities
Cadence Personnel are not to: (a) take for themselves personally business opportunities that are discovered through the use of Cadence property or information or their position with Cadence; (b) use Cadence property, information or their position with Cadence for personal gain; or (c) compete with Cadence for business opportunities; provided, however, that if, after disclosure of all material facts, a determination is made that it will not be adverse to the interests of Cadence for an individual to pursue a business opportunity, the individual may do so. This determination is to be made: (i) in the case of directors and executive officers, by the disinterested members of Cadence’s Corporate Governance and Nominating Committee or another body of disinterested directors to whom the determination is delegated; (ii) in the case of other officers, by the disinterested members of the Corporate Governance and Nominating Committee or the Committee’s designee; and (iii) in the case of all other employees, by, and upon the written consent of, the Chief Executive Officer or the Office of the General Counsel.
Trading in Cadence or Other Securities
Federal and state securities laws of the United States prohibit any trading (purchase or sale) of securities by a person while in possession of material, non-public information (i.e., information not publicly announced that could reasonably be expected to be important to a person making a decision to trade in such securities). Communicating non-public information to another person who then bases a trade on such information, or suggesting that another person trade in a company’s securities at a time when you have material, non-public information about the company, are also prohibited under the insider trading laws. Individuals who violate the insider trading laws are potentially liable for civil damages, as well as criminal fines and imprisonment, and companies may face civil penalties for insider trading violations by their employees and other agents. To avoid serious civil and criminal liability, all Cadence Personnel are to comply with the following rules:
•	In all cases in which a Cadence Person is in possession of material, non-public information regarding Cadence or any other publicly traded company (such as customers), that Cadence Person must refrain from trading or recommending a purchase or sale of Cadence stock or other securities (or any derivative security) or the stock or other securities of the other publicly traded company until such information has been publicly disclosed and adequately disseminated.

•	All Cadence Personnel are to keep confidential all non-public information they possess regarding Cadence or any other publicly traded company prior to its public disclosure.

•	Cadence Personnel must comply with Cadence’s Securities Trading Policy, which is posted at http://ess.cadence.com.
The failure by a Cadence Person to confirm to Cadence upon request that he or she is in compliance with these trading policies will be deemed a violation of the policies. Any Cadence Person who is considering a transaction involving Cadence or any other publicly traded securities and who feels that he or she may have possession of material, non-public information is to consult with the Office of the General Counsel.
Health, Safety, and Environmental Policy
External Environment — Cadence is committed to conducting its business activities and operations in a manner that promotes protection of people and the environment. Cadence maintains an environmental compliance program to foster compliance with all environmental laws and regulations, as well as corporate policies and operating instructions. For detailed information on environmental compliance, contact the Cadence Director of Real Estate.
Internal Environment — Cadence endeavors to provide its employees a workplace free from recognized chemical and physical hazards that are reasonably likely to cause harm, and complies with the laws and regulations governing safety in those jurisdictions in which its sites are located.
Fair Dealing
Cadence aims to succeed through fair and honest competition. Cadence seeks superior performance, but never through unethical or illegal business practices. Cadence Personnel are to deal fairly with Cadence’s customers, suppliers, competitors and employees.
Employment Practices
Discrimination — In keeping with our commitment to the communities in which we do business, Cadence is an equal opportunity employer. Cadence does not discriminate against qualified applicants or employees with respect to any terms or conditions of employment based on race, color, national origin, ancestry, sex, sexual orientation, age, religion, creed, physical or mental disability, medical condition, marital status, military service status, or any other characteristic protected by state or federal law or local ordinance. Further, when necessary, Cadence attempts to reasonably accommodate employees and applicants with disabilities if the individual is otherwise qualified to safely perform all of the essential functions of the position. Any employee who witnesses discrimination or believes he or she has been discriminated against is to notify his/her Human Resources representative immediately. Any employee who is found to have discriminated against another employee as described above is subject to discipline up to and including termination.
Harassment — Cadence is committed to providing a work environment free of harassment. Harassment of any kind is prohibited, including harassment on the basis of sex, race, color, religion, gender, age, mental or physical disability, medical condition, national origin, marital status, veteran status, sexual orientation, or any other characteristic protected under federal or state law or local ordinance. No individual will suffer any reprisals or retaliation for reporting any incidents of harassment, or perceived harassment, for making any complaints of harassment or for participating in any investigation of incidents of harassment or perceived harassment. If you believe you have witnessed some form of harassment in a job-related activity, or believe you have been the victim of harassment, notify your supervisor or Human Resources representative immediately.
Payment Practices
The United States Foreign Corrupt Practices Act creates certain restrictions on payment and accounting practices which, if not followed, carry civil and criminal liability for both Cadence and individual Cadence Personnel. In order to comply with this Act, Cadence Personnel are to observe the following rules:
•	Business and Accounting Practices — Cadence Personnel must adhere to the legal requirements of each country in which Cadence conducts business and employ the highest ethical standards. No undisclosed or unrecorded Cadence fund or asset is to be established for any purpose, and no false or misleading entries are to be made in Cadence’s books or records. No payment on Cadence’s behalf is to be made without adequate supporting documentation, or made for any purpose other than as described in such documents. Cadence Personnel are to comply with Cadence’s internal control policies at all times.

•	Questionable Payments — With the exception of certain regulatory fees set by the government and “facilitating payments”, all payments, promises to pay, or offers of payment for any thing of value to any foreign official, political party or official thereof from either Cadence or private funds in furtherance of Cadence business are prohibited. Where, in accordance with the practice and custom of a particular jurisdiction, the payment of a nominal sum (“facilitating payments”) must be made in order to induce an official of a foreign government to perform an act which the official would be required to perform in any event, such payment is not prohibited. These facilitating payments must be properly documented and recorded in Cadence’s financial records.

•	Kickbacks — In accordance with U.S. federal law, no Cadence Person is to make or provide, or offer to make or provide, any kickback in connection with procuring any contract with a customer who is a prime contractor or sub contractor with the U.S. Government. Under the Federal Anti-Kickback Act, a kickback is any money, fee, commission, credit, gift, gratuity or anything of value that is provided to a prime contractor in accordance with a subcontract relating to a prime contract for the purpose of obtaining favorable treatment. Moreover, kickbacks of any kind to or from individuals or companies who conduct business with Cadence are prohibited regardless of whether they are a prime contractor. All Cadence Personnel have an obligation to promptly report to the General Counsel any possible violation of this policy or of the federal anti-kickback laws. Cadence’s involvement in government procurements, including contracts with government and military officials and personnel, as well as contracts with other contractors, are to be above reproach.

•	Political Contributions — Cadence does not make any contributions or payments to political parties, candidates, or initiative or referendum campaigns, unless such payments are permitted by law and approved by the Chief Executive Officer. This restriction is not intended to discourage Cadence Personnel from making individual contributions to, or being involved with candidates, parties, initiative referenda or political committees of their choice as private individuals. Such involvement, however, is to be on a Cadence Person’s own time and at his or her own expense and can in no way indicate Cadence’s approval or endorsement of such activity.

•	Fraud and False Statements — Cadence Personnel must not engage in embezzlement, bribery, misappropriation or conversion of property, false statements to the government, or any fraudulent, deceptive or corrupt conduct, with respect to Cadence, its customers, suppliers, contractors, or anyone else with whom Cadence has business associations.
Antitrust
Competition laws and regulations throughout the world are designed to foster a competitive marketplace and prohibit activities that restrain trade. Generally, actions taken in combination with other companies that restrain competition may violate the antitrust laws. Certain antitrust violations involving agreements with competitors are crimes and can result in large fines and prison terms for the individuals involved. In addition, actions taken by an individual company in market segments in which it has a particularly strong position may violate competition laws if they have the effect of excluding competition through unfair means.
Cadence’s success depends on competing independently and fairly at all times. Cadence competes vigorously but within the bounds of fair competition. You are to be attentive to the following types of practices:
•	You are not to enter into any arrangements or understandings with competitors or potential competitors concerning prices, terms or conditions of sale or license, sales or marketing practices or plans, or R&D plans.

•	Participation in a standard-setting organization or similar organization is to be approved in advance by the Office of the General Counsel. When representing Cadence in a standard-setting organization or similar organization, you are to adhere to the rules and bylaws of the organization, including rules affecting intellectual property disclosure.

•	Participation in trade associations, seminars, standard-setting organizations, or other industry groups is not to be used as, or even appear to be used as, an occasion for any discussion of competitive policies or practices.

•	In connection with any collaborative activities with other electronic design automation, or EDA companies or companies that otherwise may compete with Cadence in any part of its business, including strategic alliances or joint ventures, all discussions are to be limited to the specific projects in which the companies are collaborating and avoid any discussion of areas in which the other company is a competitor.

•	You are not to enter into any arrangements or understandings with a particular competitor not to deal with a particular customer or supplier.

•	You are not to enter into any arrangements or understandings with a supplier or customer not to deal with a Cadence competitor.

•	You are not to enter into agreements or understandings that control the prices charged by a distributor.

•	If you have any questions concerning the propriety of any business practice, consult with the Office of the General Counsel.
Procurement Policy
Restricting a supplier from selling its products or services (unless proprietary to Cadence) to Cadence’s competitors or other third parties may be illegal under some circumstances. Requiring a supplier to buy Cadence products in return for Cadence’s purchases may also be illegal under some circumstances, although Cadence may otherwise attempt to sell Cadence products to its suppliers. Thus, restrictions on sales to competitors or requiring reciprocal purchases must first be cleared by the Office of the General Counsel.
Confidential or proprietary information is not to be accepted from or released to a supplier unless a written agreement regarding any restrictions on use of disclosure has been executed. Employees are not to discuss the problems or weaknesses of one supplier with another.
Other Unethical or Disreputable Activity
In addition to the above, Cadence Personnel are not to engage in any unethical or other conduct that could besmirch, whether directly or indirectly, the reputation of Cadence or any of its affiliates.
Compliance
Admittedly no summary of guidelines for ethical business conduct can cover every situation. The absence of a guideline covering a particular situation does not relieve Cadence Personnel from the responsibility to operate with the highest ethical standards of business conduct. Each of us is responsible for his or her actions.
Raising Questions — Do not hesitate to seek guidance and assistance regarding compliance with this Code. Unless a particular provision of this Code directs otherwise, employees are to raise questions with their supervisor, their Human Resources representative, or the Office of the General Counsel.
Executive officers are to contact the General Counsel, and members of the Board are to contact the chair of the Corporate Governance and Nominating Committee (if the person at issue is the General Counsel, executive officers are to contact the chair of the Corporate Governance and Nominating Committee; if the person at issue is the chair of this committee, members of the Board are to contact another member of the committee).
Reporting Possible Misconduct — Each Cadence Person has the responsibility to report possible misconduct, including unethical business practices, violations of this Code and apparent or suspected illegal activities. Employees are to report potential misconduct to the Office of the General Counsel or, in the event a report concerns an executive officer of the Company, to the General Counsel or the chair of the Corporate Governance and Nominating Committee, by contacting them at the following:

Office of the General Counsel	generalcounsel@cadence.com or
+1 (408) 944-7748

Corporate Governance and Nominating	governancechair@cadence.com
Committee Chair
Executive officers are to contact the General Counsel (if the person at issue is the General Counsel, executive officers are to contact the chair of Corporate Governance and Nominating Committee). Directors are to contact the chair of the Corporate Governance Committee (if the person at issue is the chair of this committee, directors are to contact another member of the committee).
Alternatively, if an accounting, internal accounting control or auditing matter is involved, Cadence Personnel may report the matter confidentially and anonymously by calling one of the numbers below and leaving a detailed description of the complaint or concern. Inside the United States: (800) 260-9341. Outside the United States: +1 (408) 570-3728.
No Retaliation — No individual will suffer any reprisals or retaliation for reporting in good faith any possible misconduct or for participation in any investigation of possible misconduct.
Vice Presidents are responsible for overseeing compliance with this Code with respect to the employees within their organizations and for promptly referring possible misconduct to the Office of the General Counsel (or, if the person at issue is the General Counsel, to the Corporate Governance and Nominating Committee) for investigation. The Corporate Governance and Nominating Committee is responsible for overseeing compliance with this Code, including the investigation of possible misconduct, with respect to directors and executive officers.
Where the Office of the General Counsel or the Corporate Governance and Nominating Committee, as the case may be, determines that a violation of this Code exists, appropriate corrective and disciplinary action is to be taken. Such action may include one or more of the following measures, as appropriate: (i) counseling; (ii) a warning; (iii) a reprimand noted in the Cadence Person’s personnel file; (iv) probation; (v) change, including reassignment, in job responsibilities, compensation, authority and/or title; (vi) temporary suspension, with or without pay; (vii) termination of employment or other relationship with Cadence; (viii) reimbursement of losses or damages resulting from the violation; or (ix) referral for criminal prosecution or civil action.
Integrity is the foundation of our business. Each of us must insist that we as individuals, and Cadence as a company, attain the highest ethical standards of business conduct.
Waivers
Cadence does not expect to grant waivers of this Code except in very limited circumstances. Any waiver by Cadence of any provision of this Code with respect to any member of the Board or any executive officer is to be made only by the Board or the Corporate Governance and Nominating Committee, after disclosure of all material facts by the individual seeking the waiver. Cadence shall disclose any such waiver with respect to a director or executive officer in accordance with applicable law. Any waivers for other individuals are to be granted only by the Chief Executive Officer or the General Counsel or their respective designees.

Code of Business Conduct
for
Cadence Design Systems, Inc.
and all of its Subsidiaries Worldwide
SIGNATURE AND ACKNOWLEDGMENT
I have received the current version of the Cadence Code of Business Conduct, which I have read and understand. I agree to comply with the Code as a condition of my service at Cadence. I understand that the Code is updated from time to time and that the current version is maintained at the Corporate Governance section of the Cadence website (currently http://governance.cadence.com), and I agree to review any changes to the Code when I am notified that the Code has been updated.

Signature	Date

Print name

Position
*NOTE:
Employees based in North America: Fax completed acknowledgment to HR Central (408) 576-3697 within 14 days after commencement of employment.
Employees based outside of North America: Deliver completed acknowledgment to your HR representative within 14 days after commencement of employment.